Exhibit 10.2

SUBLEASE TERMINATION AGREEMENT
THIS SUBLEASE TERMINATION AGREEMENT (“Agreement”) is made and entered into as of May 19, 2017 by and between MANUS BIOSYNTHESIS, INC., a Delaware company (“Sublandlord”) and JOUNCE THERAPEUTICS, INC., a Delaware corporation (“Subtenant”). Sublandlord and Subtenant are each individually referred to herein as a “Party” and are collectively referred to as the “Parties”.
RECITALS
A.    Sublandlord and Subtenant executed that certain Sublease dated May 11, 2015 (the “Sublease”) for premises consisting of approximately 11,980 rentable square feet (out of a total of 23,121 rentable square feet leased to Subtenant), designated as “Suite 310” on the third floor of the building commonly known at 1030 Massachusetts Avenue, Cambridge, Massachusetts (the “Subleased Premises”). All defined terms in the Sublease are incorporated herein by reference.
B.    CAMBRIDGE 1030 MASS AVE, LLC (as successor in interest to HCP/LFREP Ventures I, LLC) (“Master Landlord”) and Sublandlord have entered into a separate agreement to terminate the Lease between Sublandlord and Master Landlord as to the Subleased Premises; and
C.    The term of the Sublease is scheduled to expire on March 31, 2018, but Sublandlord and Subtenant desire to terminate the Sublease on May 31, 2017 upon the terms and conditions set forth below.
AGREEMENTS
NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:
1.Sublease Termination Date. The “Sublease Termination Date” shall be May 31, 2017, or if later, the date Subtenant surrenders possession of the Subleased Premises to Sublandlord.
2.Sublease Termination. Upon the Sublease Termination Date (defined above), the Sublease shall be fully terminated, the Subleased Premises surrendered by Subtenant and the Parties relieved of all liabilities and obligations under the Sublease, except with respect to any claims or duties that accrued prior to termination and such liabilities and obligations as are intended to survive expiration of the Sublease.
3.Surrender of Premises. On or before May 31, 2017, Subtenant will surrender possession of the Subleased Premises to Sublandlord in accordance with the terms of the Sublease and the terms of the Surrender Agreement between Master Landlord and Subtenant.
4.Mutual Release of Liability. In consideration for the termination of the Sublease, upon the Sublease Termination Date, Subtenant hereby forever relieves, releases and discharges Sublandlord and its directors, officers, members, shareholders, employees, representatives, agents, affiliates, parents, subsidiaries, successors and assigns from any and all claims relating to the

Sublease or the Subleased Premises, provided the foregoing release shall not release, discharge or relieve Sublandlord from its obligation to return the portion of the Security Deposit required to be returned to Subtenant in accordance with Paragraph 5 below. In consideration for the termination of the Sublease, upon the Sublease Termination Date, Sublandlord hereby forever relieves, releases and discharges Subtenant and its directors, officers, members, shareholders, employees, representatives, agents, affiliates, parents, subsidiaries, successor, and assigns from any and all claims relating to the Sublease or the Subleased Premises, provided the foregoing release shall not release, discharge or relieve Subtenant from any claims or duties that accrued prior to termination or any liabilities or obligations intended to survive expiration of the Sublease.
Each Party fully understands that, among other things, if the facts with respect to this Agreement and the mutual releases set forth herein are found hereafter to be other than or different from the facts they now believe to be true, such Party expressly accepts and assumes the risk of such possible differences in facts regardless of any possible reason for such possible differences in facts. Each Party agrees that the releases shall remain in effect and are not subject to termination or rescission because of any such asserted or actual differences in facts.
5.Security Deposit. Provided Subtenant has performed all obligations required under both the Sublease and this Agreement, not later than 60 days after the Sublease Termination Date, Sublandlord shall return to Subtenant the amount of $58,077.46 constituting the portion of the Security Deposit required to be returned to Subtenant as set forth in Paragraph 6 of the Sublease.
6.Authority; Additional Subtenant Representations. Each party warrants and represents to the other party that it is authorized to enter into this Agreement and that the individuals executing this Agreement have the authority to do so. Subtenant warrants and represents to Sublandlord that it has not subleased or assigned, or purported to sublease or assign, any interest in the Subleased Premises; that it has made no alterations or improvements to the Subleased Premises other than the Initial Improvements defined in the Sublease; that it knows of no acts or omissions by Sublandlord or Master Landlord with respect to the Subleased Premises that could be deemed a default by either party under the Sublease or Master Lease; and that as of the date hereof, it is in compliance with and not in default under the Sublease.
7.Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. If a Party hereto brings an action or legal proceeding against the other Party arising out of or relating to any alleged breach or failure of any provision contained in this Agreement, then the prevailing Party shall be entitled to and shall be permitted to recover from the other Party all of its costs and expenses incurred with respect thereto, including, without limitation, court costs and attorneys’ fees. This Agreement shall be binding on and inure to the benefit of the Parties and their successors. This Agreement may be signed in counterparts and a signed copy transmitted by email or facsimile shall be binding upon the signatory thereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed, effective as of the date and year first above written.

SUBLANDLORD:		SUBTENANT:

MANUS BIOSYNTHESIS, INC., a Delaware company		JOUNCE THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Ajikumar Parayil	By:	/s/ Richard Murray

Name:	Ajikumar Parayil	Name:	Richard Murray

Title:	President and CEO	Title:	President and CEO

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